Exhibit 2.1

ARTICLES OF CORRECTION

For

Red Giant Entertainment, Inc.
Name of Corporation as currently filed with the Florida Dept. of State

P12000043266
Document Number (if known)

Pursuant to the provisions of Section 607.0124 or 617.0124, Florida Statutes, this corporation files these Articles of Correction within 30 days of the file date of the document being corrected.

These articles of correction correct	Articles of Merger
(Document Type Being Corrected)

filed with the Department of State on	March 6, 2017
(File Date of Document)

Specify the inaccuracy, incorrect statement, or defect:

All references to an exchange ratio of common stock being other than 1:1 are corrected to reflect that exchange ratio of common stock is one (1) to one (1).

Correct the inaccuracy, incorrect statement, or defect:

(See attached page)

/s/ Benny R. Powell
 (Signature of a director, president or other officer - if
directors or officers have not been selected, by an
incorporator - if in the hands of the receiver, trustee
other court appointed fiduciary, by that fiduciary.)

Benny R. Powell	President
(Typed or printed name of person signing)	(Title of person signing)

Filing Fee: $35.00

ARTICLE IV is corrected as follows with double underlining representing additions and strikethroughs representing deletions:

4.1 On the Effective Date, (i) each outstanding share of Common Stock of REDG, par value $0.0001 per share (the "REDG Common Stock") shall be converted into ~~0.0001~~one (1) share~~s~~ of common stock, par value $0.0001 per share, of REDG-FL (the "REDG-FL Common Stock"), (ii) and each outstanding share of REDG-FL Common Stock held by REDG shall be retired and canceled; and (iii) each outstanding share of REDG Common Stock repurchased by REDG shall be retired and canceled. In addition, on the Effective Date, each outstanding share of REDG Series Z Preferred Stock, par value $0.0001 per share ("REDG Preferred Stock"), shall be converted into one (1.0) shares of REDG-FL Series Z Preferred Stock, par value $0.0001 per share (the "REDG-FL Preferred Stock"). The powers, designations, preferences, and rights of the REDG-FL Preferred Stock are described in more detail in the REDG-FL Articles, attached hereto as Exhibit A.

4.2 All options and rights to acquire REDG Common Stock, and all outstanding warrants or rights outstanding on the Effective Date to purchase REDG Common Stock, will automatically be converted into equivalent options, warrants and rights to purchase ~~0.0001times~~ the samenumber of shares of REDG-FL Common Stock at ~~1/1000th of~~ the same exercise, conversion or strike price of such converted options, warrants and rights.

4.3 ~~In lieu of issuing fractional shares of REDG-FL Common Stock or options or warrants to purchase fractional shares of REDG-FL Common Stock, to the extent that a holder’s shares of REDG Common Stock, when aggregated together with shares of the same class, do not convert into whole shares of REDG-FL Common Stock, the resulting fractional shares shall be rounded up to the closest full one hundred (100) shares. To the extent that a holder’s options to purchase REDG Common Stock, when aggregated together, do not convert into options to purchase whole shares of REDG-FL Common Stock, the resulting fractional shares shall be rounded up to the closest full one hundred (100) shares of REDG-FL Common Stock. To the extent that a holder’s warrants to purchase REDG Common Stock, when aggregated together, do not convert into warrants to purchase whole shares of REDG-FL Common Stock, the resulting fractional shares shall be rounded up to the closest full one hundred (100) shares of REDG-FL Common Stock.~~

4.4 After the Effective Date, (i) certificates representing shares of REDG Common Stock will represent unadjusted pre-split shares of REDG-FL Common Stock, and (ii) certificates representing shares of REDG Preferred Stock will represent shares of REDG-FL Preferred, and upon surrender of the same to the transfer agent for REDG, who also shall serve as the transfer agent for REDG-FL, the holder thereof shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of REDG-FL Common Stock or REDG-FL Preferred Stock into which such shares of REDG Common Stock, REDG Preferred Stock, shall have been converted pursuant to Articles 4.1 and ~~4.3~~4.2.